Exhibit 99.1

Ascendiant Capital Markets: “Society Pass Inc (Nasdaq: SOPA) stock is undervalued and should be higher on NusaTrip valuation”

Society Pass Incorporated

NEW YORK, Dec. 22, 2025 (GLOBE NEWSWIRE) — Society Pass Incorporated (Nasdaq: SOPA) (“SOPA” or the “Company”), Southeast Asia’s (SEA) next generation e-commerce ecosystem, today highlights Ascendiant Capital Markets LLC’s (“Ascendiant”) recent equity research report on Society Pass Inc. as published on December 17, 2025.

Click Here (on Society Pass website) or Here (on Ascendiant Capital Markets website) to view the full Ascendiant Capital Markets Equity Research Report.

Summary Points from Ascendiant’s Report:

●	Valuation very attractive: Ascendiant maintains BUY rating and raises our 12-month price target to $22.50 from $22.00, based on a NPV analysis, representing significant upside from the current share price. Ascendiant believes this valuation appropriately balances out SOPA’s high risks with its high growth prospects and large upside opportunities.

●	NusaTrip’s value is approximately $20 per share: NusaTrip value of approximately $125 million, divided by 6.2 million SOPA shares outstanding equates to approximately $20 per share of value. This is well above the current stock price of SOPA by almost approximately 1,769%, which Ascendiant believes represents a significant undervaluation of SOPA shares.

●	NusaTrip IPO and trading halt: In August 2025, NusaTrip went public on the NASDAQ under the ticker “NUTR”. The company raised $17 million (4.3 million shares at $4.00 per share). NusaTrip’s stock has been very strong since the IPO and was trading at $9.00 per share on October 8, 2025. Ascendiant notes that NusaTrip’s stock is currently halted for trading since October 9, 2025, due to SEC and NASDAQ investigations. NusaTrip has been responding to inquiries from Nasdaq and we expect shares may resume trading soon.

●	New investment strategy: In December, the Company recently announced that it will be focusing on new investments in AI (artificial intelligence) companies. These include AI-driven software and network infrastructure companies and privately held AI data centre, travel, digital advertising, and telecommunications sectors in Asia and globally.

●	IPO planned: In October 2023, SOPA announced plans to spin off two of its businesses in IPOs in 2024 (originally planned), its digital advertising ecosystem, Thoughtful Media Group Inc., and its online travel platform, NusaTrip Inc. Ascendiant believes that these IPOs will drive significant value to SOPA’s shareholders and will be key catalysts for the company in 2025 and 2026.

●	1 IPO completed, another one should complete soon: Ascendiant expects Thoughtful Media to IPO in early 2026. Ascendiant expects Thoughtful Media’s valuation to be comparable to NusaTrip. With the current undervaluation of SOPA shares, Ascendiant does not believe investors are giving SOPA any valuation for Thoughtful Media, so a strong IPO should be a strong catalyst for SOPA shares.

●	Reported Q3: The Company on November 14, 2025, reported its fiscal Q3 2025 results for the quarter ending September 30, 2025. Revenue was $1.4 million (down 18% year-on-year), compared to our estimates of $2.4 million. Earnings per share was $(0.84), compared to our estimates of $(0.07) for Q3. There was no Q3 guidance or consensus estimates.

●	Market opportunities: Ascendiant believes that continued strong economic expansion, robust population growth, rising level of urbanization, the emergence of the middle class, and the increasing rate of adoption of mobile technology provide large and fast-growing market opportunities for Society Pass and other technology companies in SEA.

About Society Pass Inc.

Founded in 2018 as an e-commerce ecosystem in the fast-growing markets of Vietnam, Indonesia, Philippines, Singapore and Thailand, which account for more than 80% of the SEA population, and with offices located in Bangkok, Ho Chi Minh City, Jakarta, Manila, and Singapore, Society Pass Incorporated (Nasdaq: SOPA) is an acquisition-focused holding company operating 3 interconnected verticals (digital media, travel, and lifestyle). Society Pass leverages technology to tailor a more personalised experience for customers in the purchase journey and to transform the entire retail value chain in SEA.

Society Pass completed an initial public offering and began trading on the Nasdaq under the ticker SOPA in November 2021.

For more information on Society Pass, please visit:

Website at https://www.thesocietypass.com or

LinkedIn at https://www.linkedin.com/company/societypass or

Facebook at https://www.facebook.com/thesocietypass or

X at https://twitter.com/society_pass or

Instagram at https://www.instagram.com/societypass/.

Cautionary Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbour” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the company’s intended M&A strategies, including possible future IPOs as well as the future performance or valuation of its stock. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate”, “estimate”, “expect”, “project”, “plan”, “intend”, “believe”, “may”, “will”, “should”, “can have”, “likely” and other words and terms of similar meaning. Forward-looking statements represent Society Pass Incorporated’s current expectations regarding future events and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Among those risks and uncertainties are market conditions, including the trading price and volatility of Society Pass Incorporated’s common stock and risks relating to Society Pass Incorporated’s business, identify potential acquisition target and proposed IPO of Thoughtful Media.

Media Contact:

Raynuald LIANG
Chief Executive Officer
ray@thesocietypass.com